Exhibit 99.1





                      Company Contact:       Richard Olicker
                                             President & Chief Operating Officer
                                             Arvind Dharia
                                             Chief Financial Officer
                                             Steven Madden, Ltd.
                                             (718) 446-1800

                      Investor Relations:    Cara O'Brien
                                             Financial Dynamics
                                             (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------


       STEVEN MADDEN, LTD. ANNOUNCES SECOND QUARTER AND SIX MONTH RESULTS

LONG ISLAND CITY, N.Y. - July 27, 2004 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the second quarter and six months ended June 30, 2004.

         For the first six months of 2004, net sales were $165.0 million compared to $164.4 million in the same period last year. Gross margin increased 30 basis points to 38.8% from 38.5% last year. Operating income was $13.2 million, or 8.0% of sales, compared to $17.9 million, or 10.9% of sales, in the year-ago period. Net income was $8.2 million, or $0.57 per diluted share, versus $10.8 million, or $0.77 per diluted share, in the comparable period last year.

         In line with recently updated expectations, second quarter net sales were $86.2 million compared to $85.7 million in the same period last year. Gross margin increased 20 basis points to 37.9% from 37.7% in the year-ago period. Operating income was $6.6 million, or 7.6% of sales, versus $9.6 million, or 11.2% of sales, for the same period last year, reflecting a significant increase in operating expenses. The increase is primarily attributable to greater advertising support, investments in key design and sales personnel, and professional, consulting and accounting costs. Net income was $4.1 million, or $0.28 per diluted share, versus $5.8 million, or $0.41 per diluted share, in the prior year period.

         Arvind Dharia, Chief Financial Officer, said, "We continue to be very proud of the solid foundation we have in place. Our strong balance sheet boasts $67.3 million in cash, cash equivalents, and investment securities, no short- or long-term debt, and $166.4 million in total stockholder equity."

         Retail revenues during the quarter increased 17.9% to $26.4 million from $22.4 million in the comparable period last year. Same-store sales increased 15.2% over last year's second quarter primarily due to higher unit sales and average selling prices particularly in the Steve Madden Womens footwear segment. The Company opened two new stores and closed two, ending the quarter with 83 Company-owned retail locations, including the Internet store, and remains on schedule to open a total of approximately 8 to 12 new stores in 2004.

         Revenues from the wholesale division, comprised of the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, Candie's, and UNIONBAY, were $59.8 million versus $63.3 million in the year-ago period. As previously announced, the Company's l.e.i., Steve Madden Mens and Stevies wholesale divisions faced even greater pressure than expected. These businesses experienced declining sales within a demanding markdown environment, which had a greater than planned impact on the Company's wholesale margins.

         "The quarter proved challenging as portions of wholesale performed below expectations, thereby putting pressure on the divisions' margins," commented Richard Olicker, President and Chief Operating Officer. "At the same time, we are very pleased with our results on the retail front. Our retail sales increase of 18% and our same-store sales increase of 15% prove the success of our Company-owned stores as vehicles to increase brand awareness, drive the top line, and expand overall gross margin."

Company Outlook
---------------
         As previously announced, the Company expects the trends of the second quarter to continue into the second half of the year. Moreover, the transition into new categories and the integration of new divisions will require continued investments in the business. The Company reconfirms its expectation for a total annual sales increase of low single digits over 2003. With respect to annual earnings, the Company believes it will achieve diluted earning per share of $1.00 to $1.03 on 14,500,000 diluted weighted average shares outstanding.

         Jamieson Karson, Chairman and Chief Executive Officer, concluded, "Our foundation of superior brand equity, a unique business model and a pristine balance sheet remains solid, and we are committed to taking the steps necessary to ensure the sustainability of this foundation.

         "Our recent stock repurchase is an example of our focus on using cash productively and reflects our continued confidence in the Company's long-term prospects. Additionally, we will continue to methodically expand our retail base and explore options to further diversify our business. More specifically, we are evaluating various brand-building prospects, licensing opportunities, and strategic acquisitions that will enable us to leverage our brands and enter a variety of complementary categories such as apparel, handbags, and watches. These initiatives are part of our strategy to drive profitability and enhance shareholder value for the long-term."

Conference Call
---------------
         Interested shareholders are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, July 27, 2004, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto:

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    http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113367&eventID=920446.
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An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until August 10, 2004.
Additionally, a replay of the call can be accessed by dialing (877) 519-4471, pin number 4996151 and will be available through July 29, 2004.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden and Stevies brands - including eyewear, hosiery, and belts -- owns and operates one retail store under its Steven brand, and is the licensee for l.e.i Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                 (tables follow)

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)


                                              Three Months Ended               Six Months Ended
                                         -----------------------------   -----------------------------
                                         June 30, 2004   June 30, 2003   June 30, 2004   June 30, 2003
                                         -------------   -------------   -------------   -------------
Net Sales                                $      86,234   $      85,744   $     165,002   $     164,442
Cost of sales                                   53,522          53,436         101,018         101,169
                                         -------------   -------------   -------------   -------------
Gross profit                                    32,712          32,308          63,984          63,273
Commission and licensing fee income              1,811           2,145           3,227           3,835
Operating expenses                              27,947          24,838          54,055          49,230
                                         -------------   -------------   -------------   -------------
Income from operations                           6,576           9,615          13,156          17,878
Interest and other income, net                     475             350           1,009             792
                                         -------------   -------------   -------------   -------------
Income before provision for income tax           7,051           9,965          14,165          18,670
Provision for income tax                         2,961           4,185           5,949           7,841
                                         -------------   -------------   -------------   -------------
Net income                               $       4,090   $       5,780   $       8,216   $      10,829
                                         =============   =============   =============   =============



Basic income per share                   $        0.31   $        0.45   $        0.62   $        0.84
                                         =============   =============   =============   =============
Diluted income per share                 $        0.28   $        0.41   $        0.57   $        0.77
                                         =============   =============   =============   =============


Weighted average common shares
outstanding - Basic                             13,299          12,927          13,276          12,858
                                         =============   =============   =============   =============
Weighted average common shares
outstanding - Diluted                           14,391          14,040          14,382          13,985
                                         =============   =============   =============   =============

                                    ~ more ~

                            BALANCE SHEET HIGHLIGHTS

                                 (in thousands)


                                  June 30, 2004   Dec 31, 2003    June 30, 2003
                                  Consolidated    Consolidated    Consolidated
                                  -------------   -------------   -------------
                                   (Unaudited)                     (Unaudited)
                                  -------------                   -------------
Cash and cash equivalents         $      16,287   $      53,073   $      25,172
Investment securities                    50,994          32,659          44,213
Total current assets                    112,506         121,995         103,633
Total assets                            180,573         177,870         162,306
Total current liabilities                12,180          16,855          15,611
Total stockholder's equity        $     166,397   $     159,187   $     145,031


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